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Exhibit 3.3



                                             AMENDMENT NO.1 TO BY-LAWS

                                                        OF

                                         EXTENDED FAMILY CARE CORPORATION

               (Formerly M.A.E. ENTERPRISES, INC. and COSMETIC SCIENCES, INC.)

                                            Dated as of October 1, 1996

                                                   ARTICLE XII

                                                  INDEMNIFICATION



Section 1.  Indemnification of Directors and Officers.

         Any person made or threatened to be made, a party to an action or proceeding (other than one by or in the right of the Corporation to procure a judgment in its favor), whether civil or criminal, including an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise which any person served in any capacity at the request of the Corporation, by reason of the fact that he, his testator or intestate is or was a Director or officer of the Corporation, or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, in any capacity, shall be indemnified by the Corporation against the judgment, fines, amounts paid in settlement and reasonable expenses (including attorney's fees) actually and necessarily incurred by him as a result of such action or proceeding, or any appeal therein, to the full extent permissible under Section 722, 723 and 725 of the Business Corporation Law, or any successor statute of the foregoing sections.

         Any person made or threatened to be made, a party to an action by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he, his testator or intestate is or was a Director or officer of the Corporation, or is serving or was serving at the request of the Corporation as a director or officer of any other corporation of any type, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, shall be indemnified by the Corporation against amounts paid in settlement and reasonable expenses (including attorney's fees) actually and necessarily incurred by him in connection with the defense or settlement of such action or in connection with any appeal therein, to the full extent permissible under Sections 722, 723 and 725 of the Business Corporation Law, or any successor statute of the foregoing sections.



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Section 2.  Contract of Indemnification.

         The provisions of Section 1. of this Article XII of the By-Laws shall be deemed a contract between the Corporation and each Director and officer who serves in such capacity at any time while Section 1. hereof and the relevant provisions of the Business Corporation Law and other applicable law, if any, are in effect, and any repeal or modification thereof shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action or proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts.

Section 3.  Nonexclusivity of statutory provisions for
                    indemnification of Directors and Officers.

         The indemnification and advancement of expenses granted pursuant to, or provided by, this Article and the relevant provisions of the Business Corporation Law and other applicable law, if any, shall not be deemed exclusive of any other rights to which a Director or officer seeking indemnification or advancement of expenses may be entitled by a resolution of shareholders, a resolution of directors, or an agreement providing for such indemnification, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the Director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled.

Section 4.  Indemnification of other Persons.

         The Board, in its discretion, shall have power on behalf of the Corporation to indemnify any person, other than a Director or officer, made a party to any action or proceeding by reason of the fact that he, his testator or intestate, is or was an employee of the Corporation.